Exhibit 10.1

THE MIDDLEBY CORPORATION

EXECUTIVE SEVERANCE PLAN

Plan Document and Summary Plan Description

Effective May 20, 2026

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ARTICLE ONE

FOREWORD

Section 1.01 Purpose of the Plan

The purpose of The Middleby Corporation Executive Severance Plan, which became effective on May 20, 2026, is to provide severance benefits to certain key employees of the Company and its affiliates whose employment is terminated under the circumstances described herein. Capitalized terms used throughout the Plan have the meanings set forth in Article Two, except as otherwise defined in the Plan or where the context clearly requires otherwise.

ARTICLE TWO

DEFINITIONS

Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.

Section 2.01 “Accounting Firm” means a nationally recognized accounting firm or a nationally recognized consulting firm with expertise in the area of executive compensation tax law, which shall be designated by the Company.

Section 2.02 “Affiliate” means, with respect to any particular “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), any other person or group controlling, controlled by or under common control with such particular person or group. A Subsidiary of the Company shall be an Affiliate of the Company.

Section 2.03 “Middleby Group” means the Company and its Affiliates.

Section 2.04 “Base Salary” means, with respect to a Participant and without regard to any reduction therein which constitutes Good Reason, if applicable, the Participant’s annual base salary in effect on the date of the Participant’s Separation from Service.

Section 2.05 “Board” means the Board of Directors of the Company.

Section 2.06 “Cause” shall have the meaning ascribed in a Participant’s employment agreement with the Employer; provided that, if no such employment agreement exists, “Cause” shall mean, with respect to a Participant, the Participant’s Separation from Service for any of the following:

(i)

other than as a result of the Participant having a disability, the Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the Company, which demand will specifically identify the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties;

(ii)	the Participant’s entry of a plea of guilty or nolo contendere to, or judgment entered after trial finding the Participant guilty of, any felony or crime of moral turpitude (or local law equivalent);

(iii)

the Participant’s gross negligence or willful engagement in conduct that violates Middleby Group’s written policies (including, but not limited to, Middleby Group’s Code of Conduct, as may be amended from time to time) or that the Participant knows or reasonably should know is materially detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and affiliates, monetarily or otherwise;

(iv)	the Participant’s willful unauthorized disclosure of Confidential Information; or

(v)

Participant’s breach of the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding, which would in any material way limit, as determined by the Company, the Participant’s ability to perform the Participant’s duties with the Company now or in the future.

The Participant will have fifteen (15) calendar days from the giving of written notice within which to cure and during which period the Company cannot terminate the Participant’s employment for the stated reasons and, if so cured, after which the Company cannot terminate the Participant’s employment for the stated reasons; provided, however, that this sentence will not apply with respect to events which by their nature cannot be cured.

Section 2.07 “Change in Control” shall have the meaning set forth in the LTIP or any successor plan to the LTIP.

Section 2.08 “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

Section 2.09 “Committee” means any committee or subcommittee the Board may appoint to administer the Plan.

Section 2.10 “Company” means The Middleby Corporation., a Delaware corporation, or its successor or assignee (or both, or more than one of each or both).

Section 2.11 “Company Services” means the manufacture, development, promotion, distribution, marketing or sale of any foodservice products or services.

Section 2.12 “Customer” means any Person to whom or which the Middleby Group supplied Company Services and with whom or which: (A) the Participant had dealings pursuant to his or her employment, or (B) any employee who was under the direct or indirect supervision of the Participant had dealings pursuant to his or her employment, or (C) the Participant was responsible in a client management capacity on behalf of the Company, or (D) the Participant was provided access to Confidential Information regarding Company Services.

Section 2.13 “Director” means a member of the Board.

Section 2.14 “Effective Date” means May 20, 2026.

Section 2.15 “Employer” means the Company and the Subsidiaries.

Section 2.16 “ERISA” means the Employee Retirement Income Act of 1974, as amended.

Section 2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

Section 2.18 “Excise Tax” means, collectively, (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G, and (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).

Section 2.19 “Good Reason” means the occurrence within twenty-four (24) months following the effective date of a Change in Control and without the affected Participant’s written consent, of (i) a material reduction in the Participant’s Base Salary, (ii) a material reduction in the Participant’s annual target bonus opportunity, (iii) a material adverse alteration in the nature or status of the Participant’s responsibilities, duties or title from those in effect immediately prior to the Change in Control, including without limitation, if the Participant was, immediately prior to the Change in Control, an executive officer of a public company, the Participant ceasing to be an executive officer of a public company, (iv) a relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or (v) on or after the date of a Change in Control, the failure of a successor to assume and agree to perform the obligations under this Plan. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Participant gives the Employer a written notice of the purported Good Reason (no more than sixty (60) days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Participant has not been reasonably compensated to the written satisfaction of the Participant for any losses or damages resulting therefrom) within thirty (30) days following the Employer’s receipt of such notice, and (z) if the Employer does not correct, the Participant ends employment not more than thirty (30) days following the period to correct in the foregoing clause (y).

Section 2.20 “LTIP” means The Middleby Corporation 2021 Long-Term Incentive Plan, as it may be amended from time to time.

Section 2.21 “Participant” means each individual who has become a Participant under Section 3.01 or Section 3.02 and who has not ceased to be a Participant under Section 3.04.

Section 2.22 “Person” means any individual, firm, company, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or other entity of any kind.

Section 2.23 “Plan” means The Middleby Corporation Executive Severance Plan, as it may be amended from time to time, or any successor plan, program or arrangement thereto.

Section 2.24 “Prospective Customer” means any Person with whom or which Middleby Group shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services and with whom or which: (A) the Participant shall have had dealings pursuant to his or her employment, or (B) any employee who was under the direct or indirect supervision of the Participant shall have had dealings pursuant to his or her employment, (C) the Participant was responsible in a client management capacity on behalf of the Company during the Restricted Period, or (D) the Participant was provided access to Confidential Information regarding Company Services during the Restricted Period.

Section 2.25 “Qualifying Termination” means a Participant’s Separation from Service initiated either by the Employer other than for Cause or, if applicable, by the Participant with Good Reason.

Section 2.26 “Release” means an agreement under which a Participant provides a legally binding release of claims against the Employer substantially in the form attached as Exhibit A hereto, which may be amended from time to time but which following a Change in Control, shall not be amended to subject a Participant to additional material covenants in exchange for receiving the Severance Benefits hereunder.

Section 2.27 “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

Section 2.28 “Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.

Section 2.29 “Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days, during which the Participant is permitted to revoke the executed Release.

Section 2.30 “Restricted Employee” means any person who on the date of the Participant’s termination of employment by the Employer was at the level of director, manager, or salesperson with whom the Participant had material contact or dealings in the course of his or her employment during the Restricted Period.

Section 2.31 “Restricted Period” means the period of twelve (12) months ending on the last day of the Participant’s employment with the Employer.

Section 2.32 “Separation from Service” means a termination of employment for any reason from the Employer; provided, however, in respect of amounts that are Deferred Compensation (as defined in Section 4.02), a Separation from Services means a “separation from service” from the affiliated companies as described under Code Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations. For this purpose, the term “affiliated companies” means the Employer and any affiliate with which any entity comprising the Employer is treated as a single employer under Code Section 414(b) or 414(c).

Section 2.33 “Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.

Section 2.34 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

Section 2.35 “Target Bonus” means, with respect to a Participant and without regard to any reduction therein which constitutes Good Reason, if applicable, the Participant’s target annual bonus pursuant to the annual cash incentive plan maintained by the Employer for the performance period in which the Qualifying Termination occurs; provided, that where a Participant’s target annual bonus is expressed as a percentage of Base Salary, then the Target Bonus shall be calculated by multiplying such percentage immediately prior to the date of the Qualifying Termination by the Participant’s Base Salary.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

Section 3.01 Eligibility

As of the Effective Date, the Committee has approved certain executives for participation in the Plan and has provided notice to each such executive of his or her selection for Plan participation in the manner provided by Section 7.08. Each Participant will be notified by the Committee as to the commencement date of his or her participation in the Plan. In order to participate in the Plan on the terms set forth as of the Effective Date, each Participant must execute an agreement substantially in the form attached as Exhibit B hereto (the “Participation Agreement”). In addition, in accordance with Schedule 1 to the Plan, the Committee shall designate whether the Participant is a “Tier I Participant”, a “Tier II Participant” or a “Tier III Participant” in the Participation Agreement.

Section 3.02 Future Eligibility

The Committee may approve additional executives as Participants subsequent to the Effective Date and will provide notice to each such executive of his or her selection for Plan participation in the manner provided by Section 7.08.

Section 3.03 Exclusive Benefits

Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, and will supersede any severance benefits payable under any offer letter, employment agreement, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer.

Section 3.04 End of Participation

An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by way of a Qualifying Termination. Except as provided in the next sentence, the Committee may, by resolution, discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 7.08, or (ii) during the period beginning on the effective date of a Change in Control and ending twenty-four (24) months after the effective date of such Change in Control. In the event that an individual incurs a Qualifying Termination while still a Participant, such individual shall remain a Participant until all compensation and benefits required to be provided to the Participant under the terms of the Plan on account of such Qualified Termination have been so provided.

ARTICLE FOUR

SEVERANCE BENEFITS

Section 4.01 Qualifying Termination

(a) Eligibility. Upon a Qualifying Termination, a Participant shall be entitled to receive (i) the Base Salary accrued through the date on which the Participant’s employment is terminated, (ii) any amounts owing to the Participant for reimbursement of expenses properly incurred by the Participant prior to the date on which the Participant’s employment is terminated and which are reimbursable in accordance with the Employer’s policies and procedures as in effect from time to time, and (iii) any other vested accrued benefits of the Participant under the plans, programs and arrangements of the Employer. In addition, a Participant will be eligible for the Severance Benefits described in this Section 4.01 upon a Qualifying Termination, subject to (i) the Participant executing the Participation Agreement in accordance with Section 3.01 and (ii) the Release requirement specified below. Within seven (7) days following the date of the Participant’s Separation from Service, the Company shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in subsections (b), (c), (d) and (e), the Participant must execute and deliver the Release to the Company within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must comply with the restrictive covenants set forth in the Participation Agreement and any similar such covenants set forth in any equity incentive award agreement or other agreement between Participant and the Company or any Affiliate of the Company. In the event the Participant breaches one or more of such restrictive covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Company the amount (or equivalent cash value) of any such Severance Benefit that has been paid to the Participant.

(b) Severance Amount. The Company shall pay to the Participant an amount equal to the following: for Tier I Participants, 3.00 times the sum of (i) the Base Salary and (ii) the Target Bonus; for Tier II Participants, 1.00 times the sum of (i) the Base Salary and (ii) the Target Bonus; and for Tier III Participants, 1.00 times the sum of (i) the Base Salary and (ii) the Target Bonus (in either case, the “Severance Amount”); provided, however, that if the Participant’s Qualifying Termination occurs within twenty-four (24) months following the effective date of a Change in Control, then the Severance Amount shall instead be an amount equal to the following: for Tier I Participants, 3.00 times the sum of (i) the Base Salary and (ii) the Target Bonus; for Tier II

Participants, 2.00 times the sum of (i) the Base Salary and (ii) the Target Bonus; and for Tier III Participants, 1.00 times the sum of (i) the Base Salary and (ii) the Target Bonus. Other than relating to a Qualifying Termination that occurs within twenty-four (24) months following the effective date of a Change in Control, the Severance Amount shall be paid to the Participant in substantially equal installments over a thirty-six (36)-month period for Tier I Participants, over a twelve (12)-month period for Tier II Participants, and over a twelve (12)-month period for Tier III participants, payable in accordance with the Company’s normal payroll practices and except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e), shall commence within sixty (60) days following the date of the Participant’s Separation from Service (such date payment commences, the “Payment Commencement Date”); provided that, notwithstanding the foregoing, the portion of the Severance Amount provided under this Section 4.01(b) that is payable on the Payment Commencement Date shall include a lump-sum amount equal to the portion of the severance amount that would have been payable commencing on the date of the Participant’s Separation from Service and ending on the Payment Commencement Date. If the Participant’s Qualifying Termination occurs within twenty-four (24) months following the effective date of a Change in Control, then the Severance Amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).

(c) Pro-Rata Bonus for Year of Termination.

(i)

Upon the Participant’s Qualifying Termination occurring prior to a Change in Control, the Company shall pay to the Participant a lump sum cash amount equal to the annual cash incentive payment to which the Participant would have been entitled under the annual cash incentive plan maintained by the Employer for the performance period containing the date of the Qualifying Termination, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period (the “Actual Pro-Rata Bonus”). This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Actual Pro-Rata Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).

(ii)

Upon the Participant’s Qualifying Termination occurring within twenty-four (24) months following the effective date of a Change in Control, the Company shall pay to the Participant an amount equal to the Participant’s Target Bonus, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period (the “CIC Pro-Rata Bonus”). The CIC Pro-Rata Bonus shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).

(d) Prior Year Bonus. If, on account of the Participant’s termination of employment with the Employer, the Participant forfeits the Participant’s right to earn a payment under an annual cash incentive plan maintained by the Employer for the performance period ending immediately prior to the date of such termination of employment, the Company shall pay to the Participant a lump sum cash payment equal to the amount of the annual cash incentive payment to which the Participant would have been entitled under such plan for such performance period but for the Participant’s termination of employment, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period (the “Prior Year Bonus”). This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Prior Year Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).

(e) COBRA. (US Participants only) Upon the Participant’s Separation from Service, the Participant may elect health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Subject to Section 4.02(d) and the requirements of Section 4.02(e), the Employer will pay for up to eighteen (18) months for Tier I Participants, up to twelve (12) months for Tier II Participants, and up to twelve (12) months for Tier III participants (in either case, the “Continuation Period”), on an after-tax basis, the portion of the Participant’s COBRA premiums for such coverage that exceeds the amount that the Participant would have incurred in premiums for such coverage under the Employer’s health plan if then employed by the Employer; provided, however, that if the Participant’s Qualifying Termination occurs within twenty-four (24) months following the effective date of a Change in Control, then the Continuation Period shall instead be up to eighteen (18) months for Tier I Participants, up to eighteen (18) months for Tier II Participants, and up to eighteen (18) months for Tier III participants; provided, further, that the Employer’s obligation shall only apply to the extent COBRA coverage is elected and in effect during the Continuation Period. Following the end of the Continuation Period, the Participant will be responsible for the full amount of all future premium payments should he or she wish to continue COBRA coverage. However, if the Participant becomes eligible for group health coverage sponsored by another employer (regardless of whether such coverage is actually elected) or for any other reason the Participant’s COBRA coverage terminates, the Employer shall not be obligated to pay any portion of the premiums provided hereunder for periods after the Participant becomes eligible for such other coverage or the Participant’s COBRA coverage terminates. The Participant shall have the obligation to notify the Employer if he or she becomes eligible for group health coverage sponsored by another employer.

(f) Equity Awards. The Participant’s outstanding equity and equity-based awards shall be treated in the manner set forth in the LTIP and the applicable award agreements issued thereunder.

Section 4.02 Sections 409A and 457A

(a) Severance Benefits under the Plan are intended to comply with the applicable requirements of Section 409A of the Code (“Section 409A”) and Section 457A of the Code (“Section 457A”), or the requirements for exemption from Section 409A or Section 457A, as applicable, and shall be construed and administered accordingly. In no event shall the Company, the Subsidiaries, or their respective directors, officers, employees and advisers be liable for any tax, penalty, or other loss in connection with any failure or alleged failure to comply with Section 409A or Section 457A, or an exemption therefrom. Sections 4.02(b), (c), (d) and (e) will apply to the extent Severance Benefits are non-exempt deferred compensation subject to the requirements of Section 409A (“Deferred Compensation”), as determined by the Company, notwithstanding anything in the Plan to the contrary.

(b) All references in the Plan to “termination of employment” or similar or correlative phrases shall be construed to require a Separation from Service from the Employer and from all other corporations and trades or businesses, if any, that would be treated as a “service recipient” with the Employer under Section 409A. Any written election by the Company for purposes of determining whether a “separation from service” has occurred under Section 409A (subject to any applicable limitations therein) shall be deemed part of this Plan.

(c) Any right to Deferred Compensation that would be paid in a series of installment payments is to be treated as a right to a series of separate payments.

(d) If a Participant is a “specified employee” at the relevant time (as determined by the Company in accordance with Section 409A) (the “Severance Event”), Deferred Compensation that would (but for this sentence) be payable within six (6) months following such Severance Event shall instead be accumulated and paid, without interest, on the date that follows the date of such Severance Event by six (6) months and one day (or, if earlier, the date of the Participant’s death). A “specified employee” means an individual who is determined by the Company to be a specified employee within the meaning of Section 409A. Any written election by the Company for purposes of determining “specified employee” status under Section 409A (subject any applicable limitations therein) shall be deemed part of the Plan.

(e) If the timing of the payment or commencement of Deferred Compensation is contingent upon the expiration of all applicable rights of revocation with respect to any Release and if the designated period within which such Release can be revoked begins in one calendar year and ends in the next calendar year, such Deferred Compensation shall be paid or commence, if at all, in the next calendar year.

(f) To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year.

Section 4.03 Section 280G

(a) A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any payment or benefit received or to be received by the Participant (whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or any of its Affiliates) (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.

(b) The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c) All determinations under this Section 4.03 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Company. The Company will direct the Accounting Firm to submit any determination it makes under this Section 4.03 and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable following the Change in Control.

(d) If, the Accounting Firm determines that one or more reductions are required under this Section 4.03, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Participant, or otherwise determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Participant. The Participant shall at any time have the unilateral right to forfeit any equity award in whole or in part.

(e) As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.03, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Participant without interest.

(f) The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.03. For purposes of making the calculations required by this Section 4.03, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

Section 4.04 ERISA

(a) The Plan is established pursuant to, and governed by, ERISA. The Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3–2(b). In the event that the Plan does not meet the requirements a “severance pay arrangement” or “severance pay plan” as described above, the Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be interpreted consistent with the foregoing.

(b) The benefits provided herein shall be funded by the Company’s general assets. The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to the Participants determined to be eligible for payments hereunder. No fund or trust is created with respect to the Plan, and no Person shall have any security or other interest in the assets of the Company.

(c) The Company is the plan sponsor and “named fiduciary” of the Plan within the meaning of Section 402(a) of ERISA.

(d) This document is intended to serve as both the Plan’s legal plan document and summary plan description for all purposes under ERISA.

ARTICLE FIVE

AMENDMENT AND TERMINATION

Subject to the next sentence, the Committee shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participant in the manner specified in Section 7.08, or (ii) during the period beginning on the effective date of a Change in Control and ending twenty-four (24) months after the effective date of such Change in Control.

ARTICLE SIX

ERISA CLAIMS PROCEDURES

Section 6.01 Claim for Benefits

If a Participant is not paid benefits under the Plan at the time of termination of his or her employment, any claim for benefits payable under the Plan must be made in writing and received by the Company within ninety (90) days of the Participant’s termination of employment. Claims for benefits under the Plan shall be made in writing to the Company.

Section 6.02 Denial of Claim

If a claim for benefits is wholly or partially denied, the Company shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

Section 6.03 Notice of Claim Denial

Notwithstanding any provision in the Plan to the contrary, the Company shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-l(c)(l)(i), (iii), and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. Such notification shall provide the claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards established by the Committee to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

Section 6.04 Review of Denial

Within sixty (60) days of the receipt by the claimant of written or permitted electronic notification of an adverse benefit determination, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. A review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Section 6.05 Decision on Review

The Committee shall notify a claimant, in accordance with Section 7.08 of the Plan, of its benefit determination on review of a claimant’s appeal of an adverse benefit determination within a reasonable period of time, but not later than sixty (60) days after receipt of the claimant’s request for review by the Committee, unless the Committee determines that special circumstances (such as the need to hold a hearing, if the Plan’s procedures provide for a hearing) require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

Section 6.06 Notice of Decision on Review

The Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made with written or electronic notification of the Committee’s benefit determination of the claimant’s appeal of the benefit denial. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(I)(i), (iii), and (iv). In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (iv) a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.01 Clawback

Notwithstanding any provision in the Plan to the contrary, any portion of the payments and benefits provided under the Plan, as well as any other payments and benefits which a Participant receives pursuant to a Middleby Group plan or other arrangement, shall be subject to a clawback (a) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule or (b) as provided for under any clawback policy adopted by the Company from time to time.

Section 7.02 Participant Rights

Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Committee or any Director thereof, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer, except in the event and to the extent that benefits may actually be payable to him or her hereunder. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.

Section 7.03 Plan Administration; Committee Authority

(a) The general administration of the Plan shall be vested in the Committee. For purposes of ERISA, the Committee shall be the “Plan Administrator” and shall be a “fiduciary” with respect to the administration of the Plan.

(b) The members of the Committee shall not receive compensation with respect to their services for the Committee in respect of this Plan. To the extent required by ERISA or other applicable law, or required by the Company, members of the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing any bond or security, shall be paid by the Company.

(c) The Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:

(i)	resolve all questions relating to the eligibility of Participants;

(ii)	determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;

(iii)	engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;

(iv)

construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;

(v)	modify or supplement the terms of the Plan to the extent necessary to ensure that the Plan complies with local law;

(vi)	compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

(vii)	prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA; and

(viii)	resolve all questions of fact relating to any matter for which it has administrative responsibility.

(d) The Committee shall perform all of the duties and may exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Committee in this Plan shall be read to include the authority of any party to which the Committee delegates such authority.

(e) Any failure by the Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be final, conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and re-determine such action.

(f) Any decision, determination, or other action rendered or made by the Committee shall be final and binding upon the parties, and any review of such decision, determination or other action shall be limited to determining whether the decision, determination or action was so arbitrary and capricious as to be an abuse of discretion. It is intended that a court will give deference to any discretionary determination of the Committee when adjudicating any action or claim brought under Section 502 of ERISA that challenges such Committee determination.

(g) The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

Section 7.04 Expenses

All Plan administration expenses shall be paid by the Company.

Section 7.05 Successors

(a) This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b) The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Plan to the Participant’s estate.

Section 7.06 Gender and Number

In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan.

Section 7.07 References to Other Plans and Programs

Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or any of its Affiliates shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

Section 7.08 Notices

Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company, the Board or the Committee shall be directed to the attention of the General Counsel of the Company at the address of the Company’s headquarters, and notice to a Participant shall be directed to the Participant as the most recent personal residence on file with the Company.

Section 7.09 No Duty to Mitigate

The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.

Section 7.10 Withholding of Taxes

The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

Section 7.11 Choice of Law; Jurisdiction

All questions or disputes concerning this Plan shall be governed by and construed in accordance with ERISA or, to the extent not preempted by ERISA, in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent applicable, the Participants hereby: (i) submit to the non-exclusive jurisdiction of any federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Plan; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. The Employer and the Participants hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The Employer and the Participants hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 7.12 Waiver of Jury Trial; Legal Fees

(a) The Employer and the Participants agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Plan, or to its breach, may be commenced in federal court in the State of Delaware. The Employer and the Participants further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and the Employer and the Participants hereby waive and forever renounce that right to a trial before a civil jury.

(b) Without limiting the generality of the foregoing, on or following a Change in Control, the Company shall pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue under the Plan relating to the termination of the Participant’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided under the Plan. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

Section 7.13 Validity/Severability

If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.

Section 7.14 Miscellaneous

No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.

Section 7.15 Source of Payments

All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

Section 7.16 Survival of Provisions

Notwithstanding any other provision of this Plan, the rights and obligations of the Company and the Participants under Article Four and Sections 7.06 through 7.16 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

Section 7.17 ERISA Rights Statement

Plan Participants are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

(a) Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may require a reasonable charge for the copies.

(b) Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(c) Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court.

If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the Plan prior until after you exhaust the Plan’s claims procedures, which are described in Article Seven.

(d) Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 7.18 General Plan Information

The following details are provided to for Participants’ information and possible use:

Name of Plan:	The Middleby Corporation Executive Severance Plan

Type of Plan:	The Plan is intended to be an employee welfare benefit plan, providing for the payment of severance benefits. To the extent that the Plan does not meet the requirements of an employee welfare benefit plan, the Plan is intended to be a “top-hat” pension benefit plan, providing for the payment of severance benefits to a select group of management or highly compensated employees. All benefits under the Plan are paid from the general assets of the Company.

Plan Sponsor:	The Middleby Corporation 1400 Toastmaster Drive Elgin, Illinois 60120

Plan Year:	January 1 – December 31

Recordkeeping:	The Plan and its records are kept on a calendar year basis, January 1 – December 31.

Source of Contributions:	The Plan is unfunded and the Company pays for the cost of benefits out of its general assets.

Plan Administrator:	Benefits Committee of The Middleby Corporation c/o The Middleby Corporation 1400 Toastmaster Drive Elgin, Illinois 60120

Agent for Service of Legal Process:	Benefits Committee of The Middleby Corporation c/o The Middleby Corporation 1400 Toastmaster Drive Elgin, Illinois 60120

Plan Sponsor EIN:	36-3352497

Plan Number:	501

Schedule 1

CLASSIFICATION OF PARTICIPANT TIERS

Tier

Tier I	The chief executive officer (CEO) of the Company.

Tier II	Each executive, other than the CEO of the Company, who is either one or both of (i) a current “named executive officer” of the Company (as “named executive officer” is defined in Item 402 of Regulation S-K), and (ii) a direct report of the CEO.

Tier III	Each executive, not otherwise covered by Tier I or Tier II above, who, in the Committee’s reasonable discretion, is considered a key executive of the Company.

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